                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (Amendment No.__)

                          Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [_]

                           Check the appropriate box:
  [_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                         COMMISSION ONLY (AS PERMITTED
                             BY RULE 14a-6(e) (2))

                         [X] Definitive Proxy Statement
                      [_] Definitive Additional Materials
     [_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                  TRITEL, INC.

             ______________________________________________________
                (Name of Registrant as Specified in Its Charter)

             ______________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

               Payment of Filing Fee (Check the appropriate box):

                              [X] No fee required.
 [_] Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

      (1) Title of each class of securities to which transaction applies:
       __________________________________________________________________

        (2) Aggregate number of securities to which transaction applies:

       _________________________________________________________________
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

             ______________________________________________________
              (4) Proposed maximum aggregate value of transaction:

             ______________________________________________________
                              (5) Total fee paid:
             ______________________________________________________
              [_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
                                   0-11(a)(2)
   and identify the filing for which the offsetting fee was paid previously.
                             Identify the previous
filing by registration statement number, or the Form or Schedule and the date of its filing.

                          (1) Amount Previously Paid:

             ______________________________________________________
               (2) Form, Schedule or Registration Statement No.:

             ______________________________________________________
                               (3) Filing Party:
             ______________________________________________________
                                (4) Date Filed:
             ______________________________________________________

                                [LOGO OF TRITEL]


111 E. Capitol Street, Suite 500
Jackson, Mississippi 39201

April 26, 2000

Dear Stockholder:

   You are cordially invited to attend the Annual Meeting of the Stockholders of Tritel, Inc. on Thursday, May 25, 2000, at 10:00 AM, local time at the Crowne Plaza Downtown Hotel, 200 E. Amite Street, Jackson, Mississippi. We hope that many of our stockholders will be able to attend the meeting and we look forward to greeting those able to attend.

   The notice of annual meeting and proxy statement accompanying this letter describe the specific business to be acted upon.

   It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to indicate your vote, and sign, date and promptly return the enclosed proxy card in the envelope provided.

   On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Tritel. The Board of Directors and the management team look forward to seeing you at the meeting.

                                          Sincerely,

                                          /S/ William M. Mounger, II
                                          William M. Mounger, II
                                          Chairman and Chief Executive Officer

                                [LOGO OF TRITEL]

             NOTICE OF ANNUAL MEETING OF TRITEL, INC. STOCKHOLDERS

                          DATE: Thursday, May 25, 2000
                          TIME: 10:00 AM local time
                          PLACE:Crowne Plaza Downtown Hotel
                          200 E. Amite Street
                          Jackson, Mississippi

   The purposes of the Annual Meeting are:

    1. To elect Directors;

    2. To approve the amendment to the Tritel, Inc. 1999 Amended and Restated Stock Option Plan;

    3. To ratify KPMG LLP as independent auditors of the Company's books and accounts for the year 2000; and

    4. To transact any other business that may properly come before the meeting.

                                          By Order of the Board of Directors

                                          /s/ James H. Neeld, IV
                                          James H. Neeld, IV
                                          Senior Vice President--General
                                          Counsel and
                                          Secretary

April 26, 2000
Jackson, Mississippi

                                PROXY STATEMENT

   This Proxy Statement and the accompanying proxy card are first being given or sent on or about April 28, 2000, to stockholders of Tritel, Inc. in connection with the solicitation of proxies by the Board of Directors for the Annual Meeting of Stockholders. This proxy procedure is necessary to permit all Tritel stockholders, many of whom live throughout the United States and are unable to attend the Annual Meeting, to vote. The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

                                    CONTENTS

                                                                           Page
                                                                           ----
Voting Procedures.........................................................   1
Merger with TeleCorp PCS, Inc.............................................   3
Corporate Governance......................................................   3
Security Ownership of Certain Beneficial Owners, Directors and Officers...   4
Election of Directors (Item 1 on Proxy Card)..............................   7
Executive Compensation....................................................  10
Amendment to 1999 Stock Option Plan (Item 2 on Proxy Card)................  16
Joint Venture Agreements with AT&T Wireless...............................  22
Certain Related Transactions..............................................  30
Ratification of KPMG LLP as Auditors (Item 3 on Proxy Card)...............  33
Stockholder Proposals.....................................................  33
Section 16(a) Beneficial Ownership Reporting Compliance...................  33
Other Business............................................................  33

                                  TRITEL, INC.

111 E. Capitol Street, Suite 500
Jackson, Mississippi 39201

                               VOTING PROCEDURES

   YOUR VOTE IS VERY IMPORTANT. The enclosed proxy is solicited by our Board of Directors for use at the Annual Meeting of Stockholders to be held on Thursday, May 25, 2000, at 10:00 AM local time, or at any continuation, adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. You may revoke this proxy at any time before it is voted, by written notice to the Corporate Secretary, by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting. Properly executed proxies that are received by the Proxy Committee before the Annual Meeting's adjournment will be voted in accordance with the directions provided. If no directions are given, your shares will be voted by our Chairman, President and Secretary as recommended by the Board of Directors. If you wish to give a proxy to someone other than our Chairman, President and Secretary named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than two, to whom you wish to give your proxy.

   WHAT AM I VOTING ON? You are voting on:

  . the election of four of our directors, William M. Mounger, II, Ann K. Hall, David A. Jones, Jr. and Kevin J. Shepherd;

  .  the approval of an amendment to our 1999 Stock Option Plan; and

  . the ratification of the designation of KPMG LLP as independent auditors to audit the books and accounts of the Company for year 2000.

   WHO CAN VOTE? Stockholders of our Class A common stock and the Voting Preference common stock, as of the close of business on April 19, 2000, are entitled to vote. On that day, 97,809,885 shares of common stock and six shares of Voting Preference common stock were outstanding and eligible to vote. According to our Restated Certificate of Incorporation, there will be 10,000,000 votes cast at the meeting. The Class A common stockholders are entitled to cast an aggregate of 4,990,000 votes; the Voting Preference common stockholders are entitled to cast an aggregate of 5,010,000 votes. Each holder of the Class A common stock will have the number of votes equal to 4,990,000 divided by the number of shares of Class A common stock then outstanding multiplied by the number of shares of Class A common stock held by such stockholder.

   A list of the stockholders eligible to vote will be available at the principal executive offices of Tritel, Inc., 111 E. Capitol Street, Suite 500, Jackson, Mississippi 39201, beginning May 1, 2000. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

   HOW DO I VOTE? Other than by attending the Annual Meeting and voting in person, there are two ways registered stockholders may vote their shares by proxy. To vote by proxy, simply mark, sign and date the enclosed proxy card and return it by mail in the postage-paid envelope provided. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

   WHAT SHARES ARE INCLUDED IN THE PROXY CARD? The proxy card represents all the shares registered to your account.

   HOW ARE VOTES COUNTED? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. "Broker non-votes" occur when nominees, such as banks and brokers, holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by 10 days before the Annual Meeting. In this event, the nominees may vote those shares only on matters deemed routine, such as the election of directors. On non-routine matters, nominees cannot vote and there is a so-called "broker non-vote" on that matter. Because directors are elected by a plurality of the votes validly cast, votes withheld from some or all nominees for director could have an effect on the outcome of the election.

   WHO WILL COUNT THE VOTE? Our transfer agent, American Stock Transfer & Trust Company, will tally the vote.

   WHAT ARE THE BOARD RECOMMENDATIONS? Unless you give instructions when you vote, the persons named as proxy holders will vote:

  .  FOR the election of the four nominated directors;

  .  FOR the approval of the amendment to our 1999 Stock Option Plan; and

  . FOR the ratification of the designation of KPMG LLP as independent auditors to audit the books and records of the Company for the year 2000.

   With respect to any other matter that comes before the annual meeting, the proxy holders will vote as recommended by the Board of Directors, or if no recommendation is given, in their own discretion.

   WHO SHALL PAY FOR THE COSTS OF THE PROXY SOLICITATION? We will pay the costs of soliciting proxies for the upcoming Annual Meeting. We will ask banks, brokerage houses, fiduciaries and custodians holding stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such stock, and we will reimburse them for their reasonable expenses in doing so. In addition to soliciting proxies by mail, our directors, officers and employees may also solicit proxies personally, by telephone or by other appropriate means.

                         MERGER WITH TELECORP PCS, INC.

   On February 29, 2000, Tritel and TeleCorp PCS, Inc. announced the signing of a definitive agreement and plan of reorganization and contribution, called the Merger Agreement, for an all stock, tax-free merger. The Merger Agreement provides for the creation of a new entity to be called TeleCorp PCS, Inc. Tritel and TeleCorp will merge into subsidiaries of the new entity.

   Under the Merger Agreement, each share of your Tritel Class A common stock will be converted into the right to receive 0.76 shares of the new entity's Class A common stock. This exchange ratio is fixed regardless of future stock price movement.

   The merger has been unanimously approved by the Tritel and TeleCorp boards of directors, with three members of the TeleCorp board abstaining. Shareholders with an excess of 50% of the voting power of each company have entered into agreements to vote in favor of the merger. The merger is still subject to regulatory approval and other conditions.

   The new entity will continue to provide, as an AT&T Wireless affiliate, digital wireless service under the SunCom and AT&T brand names, giving equal emphasis to each. The new entity will hold licenses that cover approximately 35 million people and will become one of the top ten wireless service providers in the U.S. The merger creates a new contiguous service area that connects the middle of the country and plays a more strategic role for the AT&T Wireless Network. The new entity will have sixteen of the top 100 markets located in fourteen states and the Commonwealth of Puerto Rico. We expect the merger to be completed in the last quarter of 2000.

   We have agreed with TeleCorp that the new entity will initially have fourteen directors and they will be selected by us, TeleCorp and AT&T Wireless and certain other stockholders pursuant to a stockholders' agreement. Upon the completion of the merger, the terms of our directors will expire.

                              CORPORATE GOVERNANCE

   In accordance with Delaware General Corporation Law and our Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws, the business, property and affairs of Tritel, Inc. are managed under the direction of the Board of Directors. Although directors who are not executive officers are not involved in the day-to-day operating details, they are kept informed of our business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by the Chief Executive Officer and other officers of the Company at meetings of the Board of Directors and committees of the Board of Directors.

Meetings of the Board

   During the fiscal year from January 1, 1999 to December 31, 1999, the Board of Directors held ten meetings. The Board of Directors conducts its business through Board of Directors meetings and the activities of its committees. The Board of Directors typically meets quarterly and may have additional meetings as needed. Each of the Directors, except Gary S. Fuqua, attended at least 75% of the total number of Board meetings held and committee meetings on which such Directors served during the fiscal year ended December 31, 1999. Mr. Fuqua attended 60% of the Board of Directors meetings.

Committees of the Board

   Audit Committee. Our Audit Committee consists of Scott I. Anderson, Alexander P. Coleman, and Ann K. Hall. The Audit Committee is responsible for:

  . recommending to the Board of Directors the engagement of our independent auditors;

  . reporting to the Board of Directors on our general financial condition and the results of the annual audit;

  .  review of our internal accounting controls;

  .  review of our audit practices; and

  . reviewing the nature and extent of professional services furnished by the independent auditors.

   Our Audit Committee met four times during the fiscal year ended December 31, 1999.

   Compensation Committee. Our Compensation Committee for the fiscal year ended December 31, 1999 consisted of the Andrew Hubregsen, H. Lee Maschmann and Kevin
J. Shepherd. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for our officers. The Compensation Committee met nine times during the fiscal year ended December 31, 1999.

Directors' Compensation

   Representatives of certain institutional investors and of AT&T do not receive cash compensation for their service on the Board of Directors. Other non-employee directors receive a quarterly stipend of $2,500, $1,000 for attending each Board or committee meeting and $500 for participating in each Board or committee meeting by teleconference. In addition, we have adopted the 1999 Stock Option Plan for Non-Employee Directors and have granted 45,000 stock options to qualifying non-employee directors in fiscal year 1999. All directors, including directors who are our employees, will be reimbursed for out-of-pocket expenses in connection with attendance at meetings.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee during the year ended December 31, 1999, consisted of Andrew Hubregsen, H. Lee Maschmann and Kevin J. Shepherd. None of the executive officers served as a Director or member of the compensation committee or other board committee performing equivalent functions of another corporation.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS

   The following table sets forth certain information as of March 31, 2000, with respect to beneficial ownership of our voting securities by

  . each stockholder who is known by us to own beneficially more than 5% of any class of our voting securities,

  .  each of our directors,

  .  each of our named executive officers and

  .  all of our directors and executive officers as a group.

   Our Class A common stock casts 4,990,000 votes on all matters not requiring a class vote, while the six shares of Voting Preference common stock cast 5,010,000 votes on all matters not requiring a class vote. The votes to which the Class A common stock are entitled are allocated to each share on a pro rata basis. Similarly, the votes to which the six shares of Voting Preference common stock are entitled are allocated to each share on a pro rata basis. The Voting Preference common stock loses its voting preference when the rules of the FCC so permit, which is currently five years after the respective issuances of our C- and F-Block licenses, subject to possible unjust enrichment obligations for ten years. Our Class B common stock generally does not have voting rights. Our Class B common stock votes as a separate class only on any proposed changes to our Restated Certificate of Incorporation that adversely affect the rights of holders of Class B common stock. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder.

   Certain parties to our Stockholders' Agreement may be members of a beneficial ownership "group" as a result of being a party to that agreement. Such parties disclaim any beneficial ownership of shares owned by other parties to the agreement based solely on being a party to the agreement.

   Unless otherwise indicated, each person named below has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each person named below is c/o Tritel, Inc., 111 E. Capitol Street, Suite 500, Jackson, Mississippi 39201.

                           Class A                                       Percentage of
                            Common      Percent of   Voting   Percent of Total Voting
      Stockholder           Stock         Class    Preference   Class        Power
      -----------         ----------    ---------- ---------- ---------- -------------
AT&T Wireless PCS,
 LLC(1).................  25,881,196(2)    21.7%                             10.8%
CIHC, Incorporated (3)..  21,188,709       17.8                               9.0
Dresdner Kleinwort
 Benson Private Equity
 Partners L.P.(4).......  11,147,761        9.4                               4.7
Triune PCS, LLC(5)......   9,700,186        8.1                               4.1
Kevin J. Shepherd(6)....   9,701,386        8.1                               4.1
Southern Farm Bureau
 Life Insurance Co.(7)..   7,814,486        6.6                               3.3
William M. Mounger,
 II(8)..................   4,763,616        4.0         3        50.0%       27.1
E.B. Martin, Jr.........   2,384,544        2.0         3        50.0        26.0
William S. Arnett(9)....   1,664,053        1.4                                *
Karlen Turbeville(10)...   1,086,412         *                                 *
David A. Jones,
 Jr.(11)................     729,993         *                                 *
Kirk Hughes(12).........     206,500         *                                 *
Elizabeth L.
 Nichols(13)............       4,440         *                                 *
Scott I. Anderson(14)...       3,420         *                                 *
Andrew Hubregsen........       1,200         *                                 *
Gary S. Fuqua...........         600         *                                 *
All of our executive
 officers and directors
 as a group(15).........  82,148,096       68.8         6       100.0        84.4

--------
  * Less than one-percent
 (1) Address is: c/o AT&T Wireless Services, Inc., 7277 164th Avenue, NE, Redmond, Washington 98052.
 (2) AT&T Wireless owns 46,374 shares of non-voting Series D preferred stock. These shares, including their unpaid dividends, are immediately convertible at the holder's option into 18,463,121 shares of Class A common stock, which are included in the table, and 1,249,207 shares of non-voting Class D common stock. AT&T Wireless also owns 90,668 shares of non-voting Series A preferred stock. AT&T Wireless also owns 2,927,120 shares of Class B common stock which is convertible into 2,927,120 shares of Class A common stock at any time at the option of the AT&T Wireless. These shares may be deemed to be beneficially owned by various affiliates of AT&T Wireless.
 (3) Address is: 11825 North Pennsylvania Street, Carmel, IN 46032.
 (4) Address is: 75 Wall Street, 24th Floor, New York, NY 10005.
 (5) Address is: 4770 Baseline Road, Suite 380, Boulder, CO 80303.
 (6) Address is: 4770 Baseline Road, Suite 380, Boulder, CO 80303. Includes 9,700,186 shares held by Triune PCS, LLC, of which an affiliate of Mr. Shepherd is the sole manager. Mr. Shepherd, together with his spouse and his children's trust, indirectly holds a 43% economic interest in Triune PCS and disclaims any beneficial ownership in the remaining Triune PCS shares.
 (7) Address is: 1401 Livingston Lane, Jackson, MS 39213.
 (8) Includes 792,269 shares owned by Trillium PCS, LLC, 1,399,992 shares owned by M3, LLC and 3,600 shares held by Mr. Mounger's children's trust.
     Mr. Mounger controls both Trillium and M3.
 (9) Includes 1,200 shares owned by Mr. Arnett's spouse and children and options to purchase 34,437 shares of Class A common stock exercisable within 60 days of March 31, 2000.
(10) Includes 1,200 shares owned by Ms. Turbeville's children.
(11) Includes options to purchase 3,000 shares of Class A common stock exercisable within 60 days of March 31, 2000 as well as 726,993 shares owned by J.G. Funding, LLC, an investment fund managed by Chrysalis Ventures, LLC. Mr. Jones is the Chairman and Managing Director of Chrysalis Ventures, LLC.

(12) Includes options to purchase 42,100 shares of Class A common stock exercisable within 60 days of March 31, 2000 and 1,620 shares owned jointly with his spouse.
(13) Includes 840 shares owned by Ms. Nichols' spouse and children and options to purchase 3,000 shares of Class A common stock exercisable within 60 days of March 31, 2000.
(14) Includes options to purchase 3,000 shares of Class A common stock exercisable within 60 days of March 31, 2000.
(15) Includes shares of Class A common stock beneficially owned by our executive officers, directors and our investors with representation on our Board. Ann K. Hall and H. Lee Maschmann, who are both employed by AT&T Wireless, Alexander P. Coleman, who is employed by Dresdner Kleinwort Benson Private Equity, and Andrew Hubregsen, who is employed by Conseco Private Capital Group, an affiliate of CIHC, Incorporated, each disclaims any beneficial ownership of shares owned by his or her employer.

                             ELECTION OF DIRECTORS

                              ITEM 1 ON PROXY CARD

   Our Board of Directors currently consists of twelve members. There is one vacancy on our Board. The Board has not nominated someone to fill this vacancy. The Board does not anticipate that it will fill this vacancy before the completion of the merger. This proxy may not be voted at the meeting to fill this vacancy. If the merger with TeleCorp is not completed, the Board will then consider filling this vacancy.

   The Board of Directors is divided into three classes of directors, as nearly equal in number as possible, with approximately one-third of the directors elected each year. At each annual meeting of stockholders, the Company's stockholders elect a class of directors for a term expiring at the third succeeding annual meeting of stockholders after its election, to succeed that class of directors whose term then expires. Each director holds office until his or her successor has been duly elected and qualified, or the director's earlier resignation, death or removal.

   The Board of Directors proposes the election as directors of the four persons named below under "Nominees for Election to the Board of Directors for a Term Expiring in 2003" to hold office for a term ending at the annual meeting of stockholders to be held in 2003. This term would expire earlier upon the completion of the merger. The Company has inquired of each nominee and has ascertained that each will serve if elected. The remaining eight directors named below will continue in office. While the Board of Directors does not anticipate that any of the nominees will be unable to stand for election as a director at the Annual Meeting, if that is the case, proxies will be voted in favor of such other person or persons designated by the Board of Directors or the Board of Directors may decide to reduce the size of the Board of Directors to eliminate this vacancy. At this time, we know of no reason why any nominee might be unavailable to serve.

   Under Delaware law and our Bylaws, Directors are elected by a plurality of the votes validly cast at a stockholder meeting at which a quorum is present.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE NOMINEES.

Information with Respect to the Nominees, Continuing Directors and Executive Officers

   The following table sets forth, as of April 26, 2000, the names of the nominees, continuing directors and executive officers, their respective positions with us, their ages, the year in which each director became a director and the year in which their terms (or in the case of the nominees, their proposed terms) as director expire.


                                                      Director  Expiration of
                                                  Age  Since   Term as Director
   Name and Position                              --- -------- ----------------
   NOMINEES FOR ELECTION TO BOARD OF
    DIRECTORS FOR A TERM EXPIRING IN 2003
   William M. Mounger, II........................  43   1998         2003
    Chairman of the Board of Directors and
    Chief Executive Officer
   Ann K. Hall...................................  35   1999         2003
    Director
   David A. Jones, Jr............................  41   1999         2003
    Director
   Kevin J. Shepherd.............................  43   1999         2003
    Director

                                                    Director  Expiration of
                                                Age  Since   Term as Director
   Name and Position                            --- -------- ----------------
   CONTINUING DIRECTORS
   William S. Arnett...........................  50   1999         2001
    Director, President and Chief Operating
     Officer
   Andrew Hubregsen............................  38   1999         2001
    Director
   H. Lee Maschmann............................  42   1999         2001
    Director
   Elizabeth L. Nichols........................  46   1999         2001
    Director
   E.B. Martin, Jr.............................  43   1998         2002
    Director, Executive Vice President,
     Treasurer and
     Chief Financial Officer
   Scott I. Anderson...........................  41   1999         2002
    Director
   Alexander P. Coleman........................  33   1999         2002
    Director
   Gary S. Fuqua...............................  48   1999         2002
    Director
   EXECUTIVE OFFICERS
   T. Clark Akers..............................  43
    Senior Vice President--External Affairs
   Timothy Burnette............................  43
    Senior Vice President--Engineering and
     Technical Operations
   Keith Halford...............................  48
    Senior Vice President--Marketing
   Kirk Hughes.................................  40
    Senior Vice President--Information
     Technology
   Doug McQueen................................  39
    Senior Vice President--Sales Operations
   James H. Neeld, IV..........................  39
    Senior Vice President--General Counsel and
     Secretary
   Karlen Turbeville...........................  40
    Senior Vice President--Finance
   Dennis Watford..............................  51
    Senior Vice President--Human Resources and
     Administration

   Director Biographies. The following biographies provide a brief description of each nominated director and the continuing directors' principal occupation, business experience and directorships with other public corporations.

   William M. Mounger, II. Mr. Mounger has served as Chief Executive Officer of our company and Mercury Communications since 1998 and 1990, respectively. In addition, Mr. Mounger served as our President until January 1999. Mr. Mounger is also President of Mercury Wireless Management. Mr. Mounger was a member of the Cellular One Advisory Council from 1992 to 1994 and served as its Chairman from 1993 to 1994. In recent years, Mr. Mounger has served as President of Delta Cellular Communications, as President of Alaska-3 Cellular, as Vice President of Mobile Talk, Inc., an SMR operator, as President of Southeastern Cellular Communications, and as President or executive officer in several other cellular companies. In 1996, Mr. Mounger was one of three original founders of Unity Communications, a reseller of long distance and wireless services. From 1983 to 1988, he was a partner in Sunbelt Cellular Partners, which merged with other entities to form Vanguard Cellular in 1987.

   William S. Arnett. Mr. Arnett has served as our President since January 1999 and Chief Operating Officer since February 2000. Mr. Arnett has served as President of Flying A Towers, a communication tower leasing company, since 1996. Mr. Arnett served as President of a division of Dial Call Communications from 1994 to 1996 and with Nextel Communications following the merger of Dial Call into Nextel Communications until 1996. Mr. Arnett served as Chief Operating Officer of Transit Communications Corporation from 1993 to 1994 and as President of Rural Cellular, Inc. from 1990 to 1993. Mr. Arnett also held several positions at United States Cellular from 1984 to 1990, most recently serving as Corporate Vice President, Marketing and Operations.

   E.B. Martin, Jr. Mr. Martin has served as our Executive Vice President, Treasurer and Chief Financial Officer since 1998. Mr. Martin has also served as the Vice President and Chief Financial Officer of Mercury Communications from 1990 to 1993 and since 1997. Mr. Martin was a member of the law firm of Young, Williams, Henderson & Fuselier, P.A. from 1993 to 1996. Mr. Martin also serves as Secretary/Treasurer for Mercury Communications, and Mercury Wireless Management.

   Scott I. Anderson. Mr. Anderson has served as a Director since January 1999. Since 1997, Mr. Anderson has served as a principal in Cedar Grove Partners, LLC, an investment and advisory partnership, and, since 1998, as a principal in Cedar Grove Investments, LLC, a private seed capital investment fund. Mr. Anderson was a board member of Tegic, a wireless technology licensing company, until its merger into America Online, Inc. in 1999, and is a board member of TeleCorp PCS, Triton PCS, Wireless Facilities, Inc., Telephia, Inc., ABC Wireless, LLC, and Xypoint, Inc. He was employed by McCaw Cellular Communications and AT&T Wireless from 1986 until 1997, where he last served as Senior Vice President of the Acquisitions and Development group.

   Alexander P. Coleman. Mr. Coleman has served as a Director since January 1999. Since 1996, Mr. Coleman has served as a Vice President and Investment Partner of Dresdner Kleinwort Benson Private Equity LLC's, Dresdner Bank AG's US leveraged buyout group. Prior to joining Dresdner Kleinwort Benson, Mr. Coleman served in several corporate finance positions for Citicorp/Citibank N.A. from 1989 through 1995, most recently as Vice President of Citicorp Venture Capital. Mr. Coleman is also a director of Gardenburger, Inc.

   Gary S. Fuqua. Mr. Fuqua has served as a Director since January 1999. Mr. Fuqua managed corporate development activities at Entergy from 1998 to 1999. In addition, Mr. Fuqua previously oversaw Entergy's non-regulated domestic retail businesses, including District Energy, Entergy Security and Entergy's various telecommunications businesses. Before he joined Entergy, Mr. Fuqua served as a Vice President with Enron Ventures Corporation in London. He also founded and managed his own company prior to joining Enron in 1988. He is the President and Chief Executive Officer of Utility Engineering and Quixx.

   Ann K. Hall. Ms. Hall has served as a Director since January 1999. Since 1995, Ms. Hall has served in various roles for AT&T Wireless, most recently as Director of Partnership Markets. In this role, she has assisted AT&T Wireless' affiliate, TeleCorp PCS, in launching its wireless operations, and she was previously involved in overseeing the financial operations for AT&T Wireless' partnership interests in the Los Angeles and Houston markets. Prior to joining AT&T Wireless Services, Inc., Ms. Hall worked for Ernst & Young LLP's Telecommunications Consulting Practice, during which time McCaw Cellular was one of her main clients. Before working in the Telecommunications Industry, Ms. Hall worked as a Product Development Engineer at National Semiconductor and later at Intel Corporation in the Technology Development Finance group.

   Andrew Hubregsen. Mr. Hubregsen has served as a Director since January 1999. Mr. Hubregsen is a Senior Vice President with Conseco Private Capital Group, Inc., a subsidiary which manages Conseco's portfolio of private equity and equity related investments in a wide variety of industries. He joined Conseco in September 1992. Prior to joining Conseco, Mr. Hubregsen was employed at GE Capital Services in the Financial Institutions Group of the Corporate Finance Division. While at GE Capital, Mr. Hubregsen worked on a variety of leveraged debt and equity transactions.

   David A. Jones, Jr. Mr. Jones has served as a Director since July 1999. Mr. Jones is a founder and the Chairman and Managing Director of Chrysalis Ventures, LLC, a venture capital firm. Prior to founding Chrysalis Ventures, LLC in 1994, Mr. Jones was an attorney in private practice. Mr. Jones is Vice-Chairman of the Board of Directors of Humana Inc., a director of Mid-America Bancorp and Chairman of the Board of Directors of High Speed Access Corp.

   H. Lee Maschmann. Mr. Maschmann has served as a Director since January 1999. Mr. Maschmann is Vice President of Partnership Operations, Engineering for AT&T Wireless. In this role, he has assisted AT&T Wireless' affiliates, TeleCorp PCS and Triton PCS in launching their wireless operations. He was previously involved in overseeing the Technical Operations and Engineering for AT&T Wireless' partnership interests in the Los Angeles and Houston markets. Prior to that, he oversaw the engineering and construction of AT&T Wireless' PCS markets in the Southwest region. Since 1985, Mr. Maschmann has held a number of technical leadership positions with AT&T Wireless, McCaw Communications and MetroCel Cellular.

   Elizabeth L. Nichols. Ms. Nichols has served as a Director since January 1999. Ms. Nichols has served as a Director and President of JDN Realty Corp., a publicly traded real estate investment trust since 1994 and is a Director of Ruby Tuesday, Inc. Prior to joining JDN Realty Corp., Ms. Nichols worked for approximately 18 years in the real estate industry for JDN Enterprises, Inc., Dobson & Johnson Mortgage Banking firm and First American National Bank.

   Kevin J. Shepherd. Mr. Shepherd has served as a Director since January 1999. Mr. Shepherd has served as President of Triune, Inc., a financial advisory firm servicing high net worth individuals since its inception in 1989.

   Additional Information. Effective September 1, 1999, we and Jerry M. Sullivan, Jr. entered into an agreement to redefine Mr. Sullivan's employment with us. Mr. Sullivan has resigned as one of our officers and directors. Mr. Sullivan will retain the title of Executive Vice President through December 31, 2001; however, under the agreement, he is not permitted to represent us nor will he perform any functions for us unless specifically requested by us. As part of the agreement, he will receive an annual salary of $225,000 and an annual bonus of $112,500 through December 31, 2002. Mr. Sullivan is fully vested in 1,800,000 shares of our Class A common stock and has returned all other shares held by him, including his Voting Preference common stock.

   Mr. Sullivan had served as our Director, Executive Vice President and Chief Operating Officer since 1998. The foregoing agreements supersede the employment relationship between Mr. Sullivan and us defined by the Management Agreement and Mr. Sullivan's employment agreement.

                             EXECUTIVE COMPENSATION

   The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except as to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under such Acts.

   Compensation Committee Report on Executive Compensation. Under rules established by the Securities and Exchange Commission, we are required to provide certain data and information regarding the compensation and benefits paid to our Chief Executive Officer and other executive officers. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report from the Compensation Committee for the fiscal year ended December 31, 1999, that explains our rationale and considerations in determining the compensation paid to those individuals.

Compensation Committee Report

   Historical Approach. Prior to our public offering of Class A common stock, the salaries for our executives were generally determined by market standards. The current Compensation Committee, which was established on March 25, 1999, will utilize various sources of compensation information upon which to base its decisions. The compensation information reviewed will include compensation surveys and peer group analyses. In addition, the Committee will focus on the salary, pay adjustments and benefit packages of other senior executives in the telecommunications industry, with particular attention to other wireless communications companies.

   In reviewing the compensation package for the executive officers, the Committee will consider a number of factors including asset size, earnings, type of operations, corporate structure, geographic locations and budget considerations. The Committee will be provided with relevant, timely and reliable data regarding compensation.

   Compensation Policies. The Committee expects to consider the following objectives in setting compensation and benefits and some of the following incentives in determining bonuses:

  .  establishing base salaries at a competitive average;

  .  rewarding the achievement of our annual and long term strategic goals;

  . retaining executive officers by offering compensation and benefits at a competitive level with other executives in the wireless communications industry; and

  . providing additional motivation for the executive officers to enhance stockholder value by linking a portion of the compensation package to the performance of our common stock.

   Components of Salary. An executive's total compensation consists of three elements: base salary, an annual incentive bonus, and long-term stock-based compensation (including stock options and restricted stock awards).

   Base Salary and Bonus Awards. The Committee considers a number of factors in fixing the base salary and bonus awards of the executive officers. Those factors typically include: the level of responsibility associated with the individual's position, the individual's performance, the Company's overall performance, certain non-financial indicators and the business and inflationary climate. In the case of executive officers with responsibility for a particular business department, the Committee also considers the department's financial performance. Non-financial indicators may include, among other things, the completion of our network buildout, strategic developments for which an executive officer has responsibility, or managerial performance.

   The Committee also considers the compensation awarded by other wireless communications companies such as TeleCorp PCS, Inc., Triton PCS, Inc., Nextel and Sprint PCS. The Committee considered all of these various factors in setting compensation for 1999, and as to the bonus awards, assigned a particular weighting to certain of these factors.

   Stock-Based Compensation. Under the 1999 Stock Option Plan, the Committee is authorized to grant certain stock-based awards, including "incentive stock options" and nonqualified stock options, restricted shares, deferred shares and stock appreciation rights. The Committee believes that the Company's long-term stock-based compensation aligns the interests of the executive officers with those of the stockholders, because appreciation in the price of the stock will benefit all shareholders commensurately.

   Stock option grants are based on level of position and individual contribution. The Committee also considers stock option grants previously made and the aggregate of such grants. As with the determination of salary and bonus awards, the Committee exercises subjective judgment and discretion evaluating the above criteria. The Company's long-term performance will ultimately determine compensation from stock options, since gains from stock option exercises are entirely dependent on the long-term growth of the Company's stock price.

   Chief Executive Officer. The Chief Executive Officer's compensation for 1999 was determined with reference to the same measures used for all executive officers of the Company. For 1999, Mr. Mounger received $225,000 as his base salary and $172,575 as his bonus award. The committee exercised its subjective judgment and discretion in determining Mr. Mounger's salary and bonus award. With respect to Mr. Mounger's bonus award for 1999, the Committee assigned particular weightings to various factors, including the completion of our network buildout, our capital expenditures budget, our operating budget, our subscriber base and our revenues.

   Section 162(m). Under Section 162(m) of the Internal Revenue Code of 1986, as amended, certain executive compensation (in the form of cash, options or stock) received by our executive officers, when aggregated with all other compensation received by such executive, in excess of $1.0 million will not be deductible by us for federal income tax purposes unless such compensation is awarded under a performance-based plan approved by our stockholders. The Committee intends to review the potential effect of Section 162(m) when making awards and recommendations regarding the compensation of our executive officers.

   The goal of our compensation structure is to be certain that all executives are compensated consistent with the above guidelines and to assure that all reasonable and possible efforts are being exerted to maximize stockholder value. Compensation levels will be reviewed as frequently as necessary to ensure this result.


              The Compensation Committee

            Andrew Hubregsen   H. Lee Maschmann   Kevin J. Shepherd

Compensation of Executive Officers and Directors

   Executive Compensation. The following table sets forth certain information with respect to the compensation paid by us for services rendered during fiscal year 1999 by our chief executive officer and our four most highly compensated executive officers and Jerry M. Sullivan Jr., a former executive officer of ours. See "Additional Information" under "Director Biographies". Mr. Arnett became President in January 1999 and was not our employee prior to such appointment.

                           SUMMARY COMPENSATION TABLE

                                                                   Long-Term Compensation
                                    Annual Compensation                    Awards
                               ----------------------------------- ------------------------
                                                                                 Securities
   Name and Principal                                 Other Annual  Restricted   Underlying    All Other
        Position          Year  Salary    Bonus(1)    Compensation Stock Awards   Options   Compensation(2)
   ------------------     ---- --------   --------    ------------ ------------  ---------- ---------------
William M. Mounger, II..  1999 $225,000   $172,575        --          30,748(3)
 Chairman of the Board    1998  225,000    112,500        --
 and Chief Executive
 Officer


William S. Arnett.......  1999  220,320    172,575        --          16,278(4)   172,184         84,300
 President, Chief         1998      --         --         --
 Operating
 Officer and Director


E.B. Martin, Jr. .......  1999  225,000    172,575        --          30,748(5)
 Executive Vice           1998  225,000    112,500        --
 President, Treasurer,
 Chief Financial Officer
 and Director


Karlen Turbeville.......  1999  175,000    109,970        --          10,852(6)
 Senior Vice President--  1998  175,000     87,500        --
 Finance


Kirk Hughes.............  1999  175,000     92,181        --           1,628(7)   168,400
 Senior Vice President--  1998   55,019(8)  74,743(9)     --
 Information Technology


Jerry M. Sullivan,        1999  225,000    112,500        --          30,748(10)               1,012,500
 Jr. ...................  1998  225,000    112,500        --
 Executive Vice
 President

--------
 (1) In March 2000, the Compensation Committee awarded discretionary bonuses to the employees including the executive officers listed in the Summary Compensation Table, for services rendered during the year ended December 31, 1999. See "Compensation Committee Report."
 (2) "All Other Compensation" for Mr. Arnett for the year ended December 31, 1999, includes approximately $66,655 paid in connection with the relocation of his residence to Jackson, Mississippi; approximately $2,482 of imputed interest with respect to an unsecured, interest-free loan made by the Company in connection with the relocation of his residence, and approximately $15,163 in legal fees incurred in connection with the negotiation of his employment agreement with the Company. "All Other Compensation" for Mr. Sullivan for the year ended December 31, 1999, includes the amounts payable to him in connection with the Company's agreement with him to redefine his employment agreement. See "Additional Information" under "Director Biographies".
 (3) This amount reflects 2,384,544 shares of our Class A common stock and 690,224 shares of our Class common stock, valued at 1/400th of $.01 on January 7, 1999, the date of grant, awarded to Mr. Mounger upon the closing of the joint venture. See "Employment Agreements" for information regarding the vesting schedule of this award. The value of the restricted stock held by Mr. Mounger at December 31, 1999 was $97,189,186.
 (4) This amount reflects the value of 1,627,816 shares of our Class A common stock, valued at 1/400th of $.01 on January 7, 1999, the date of grant, awarded to Mr. Arnett in connection with his employment as President. See "Employment Agreements" for information regarding the vesting schedule of this award. The value of the restricted stock held by Mr. Arnett at December 31, 1999 was $51,452,992.
 (5) This amount reflects the value of 2,384,544 shares of our Class A common stock and 690,224 shares of our Class C common stock, valued at 1/400th of $.01 on January 7, 1999, the date of grant, awarded to Mr. Martin upon the closing of the joint venture. See "Employment Agreements" for information regarding the vesting schedule of this award. The value of the restricted stock held by Mr. Martin at December 31, 1999 was $97,189,186.
 (6) This amount reflects the value of 1,085,212 shares of our Class A common stock, valued at 1/400th of $.01 on January 7, 1999, the date of grant, awarded to Ms. Turbeville upon the closing of the joint venture. These shares vest at the rate of 20% at the date of grant, 15% on each of the second, third, fourth and fifth anniversaries of the date of grant, and 10% each upon the completion of two defined network build-out plan milestones. The value of the restricted stock held by Ms. Turbeville at December 31, 1999 was $34,302,037.
 (7) This amount reflects the value of 162,780 shares of our Class A common stock, valued at 1/400th of $.01 on January 7, 1999, the date of grant, awarded to Mr. Hughes upon the closing of the joint venture. These shares vest at the rate of 20% at the first anniversary of the date of grant, 15% on each of the second, third, fourth and fifth anniversaries of the date of grant, and 10% each upon the completion of two defined network build-out plan milestones. The value of the restricted stock held by Mr. Hughes at December 31, 1999 was $5,145,249.
 (8) This amount reflects the base salary paid to Mr. Hughes from the time of his employment with our company in September 1998 to December 31, 1998.
 (9) This amount includes a $50,000 signing bonus paid to Mr. Hughes in 1998 in addition to the discretionary bonus awarded to Mr. Hughes with respect to services rendered during the year ended December 31, 1998.
(10) This amount reflects the value of 2,384,544 shares of our Class A common stock and 690,224 shares of our Class C common stock, valued at 1/400th of $.01 on January 7, 1999, the date of grant, awarded to Mr. Sullivan upon the closing of the joint venture. Effective September 30, 1999, we repurchased 584,544 shares of Class A common stock and 690,224 shares of Class C common stock from Mr. Sullivan for a total of approximately $12,748, which is not reflected in the table. The remaining shares owned by Mr. Sullivan are no longer subject to vesting requirements. See "Additional Information" under "Director Biographies" on page 15.

Employment Agreements

   We have entered into employment agreements with Messrs. Arnett, Martin and Mounger. The employment agreements provide for a term of five years at an annual base salary of $225,000, subject to increase as determined by the Board of Directors. Each executive officer will also be eligible for an annual bonus of up to 50% of his base salary upon achievement of certain objectives to be determined by the Board of Directors or its Compensation Committee.

   The employment agreements provide for termination:

  . by the executive officer, at any time and at his sole discretion upon 30 days' written notice to us;

  . by the executive officer, at any time for "Good Reason," as defined in the employment agreements, upon written notice to us;

  . by us, at any time for "cause," as defined in the employment agreements, upon written notice to the executive officer;

  .  automatically, upon the executive officer's death;

  . by us, upon the executive officer's "Disability," as defined in the employment agreements, upon written notice to the executive officer;

  . by us, immediately in the event of an uncured breach of the Management Agreement by the Manager, as defined below; and

  .  by us, if we do not meet certain corporate objectives.

   Depending upon the reason for termination of the employment agreements, the executive officer may be entitled to a severance payment upon such termination.

   The employment agreements grant to us certain repurchase rights with respect to the shares of Class A common stock and Class C common stock received by some of the executive officers upon the closing of the joint venture and the shares of Class A common stock received by William S. Arnett. Upon specified trigger dates, including a change of control, termination of employment, or the later of an initial public offering or the seventh anniversary of the agreement, the holders must sell to us the number of shares necessary, based on the fair value of the stock, to reduce their total value of stock held by an amount equal to the number of shares the holder initially received (or in the case of a voluntary trigger by the employee the amount of shares subject to the trigger notice) times $2.50 per share (in essence, requires the holders to pay $2.50 per share for their initial shares of stock). Also, in the event we do not meet certain performance measurements, certain members of management will be required to sell to us a fixed number of shares at $0.01 par value per share. The employment agreements provide that the equity to be received by the executive officers is subject to the following vesting schedule:

                                                                     Percent of
   Vesting Date Event                                                Base Shares
   ------------------                                                -----------
   Commencement Date(1).............................................      20%
   Second Anniversary...............................................      15
   Third Anniversary................................................      15
   Fourth Anniversary...............................................      15
   Fifth Anniversary................................................      15
   Completion of Year 1 and Year 2 of Minimum Build-Out Plan........      10
   Completion of Year 3 of Minimum Build-Out Plan...................      10
     Total..........................................................     100%

--------
(1) The first vesting date event for Mr. Arnett is the First Anniversary.

   For purposes of this vesting schedule, the term "Base Shares" means eleven-fifteenths (11/15) of the executive officer's Class A common stock and Class C common stock and, in the case of Mr. Arnett, eleven-fifteenths ( 11/15) of Class A common stock. The employment agreements provide for repurchase by us of each executive officer's non-vested stock upon the occurrence of specified events and allow for accelerated vesting upon certain termination events. Until the stock is vested, the certificates evidencing the shares of stock are to be held in escrow.

   The employment agreements also contain customary restrictions on the executive officers' ability to compete with us, solicit our employees and on the disclosure of our confidential information.

   Notwithstanding the foregoing, certain terms of Mr. Arnett's employment agreement differ from the employment agreements of the other executive officers. With respect to termination, we may terminate Mr. Arnett at any time with or without "Cause," as defined in the employment agreements, upon written notice to him, and Mr. Arnett's employment is not subject to the terms of the Management Agreement.

1999 Stock Option Plan for Non-employee Directors

   The Amended and Restated Tritel, Inc. 1999 Stock Option Plan for Non-employee Directors (the "Non-employee Directors Plan") authorizes the grant of certain nonqualified stock options for the purchase of an aggregate of up to 100,000 shares of our common stock to non-employee directors of ours. As of March 31, 2000, options for 45,000 shares had been issued under the Non-employee Directors Plan. The maximum term of any stock option to be granted under the Non-employee Directors Plan is ten years. Grants of options under the Non-employee Directors Plan and all questions of interpretations with respect to the Non-employee Directors Plan, including the administration of, and amendments to, the Non-employee Directors Plan, are determined by the Board of Directors.

   The exercise price of nonqualified stock options granted under the Non-employee Directors Plan must not be less than the fair market value of the common stock on the grant date. Unless the Non-employee Directors Plan is extended by amendment, no option rights will be granted thereunder after January 7, 2009.

                      AMENDMENT TO 1999 STOCK OPTION PLAN

                            ITEM 2 ON THE PROXY CARD

   The Board recommends that we amend the Amended and Restated Tritel, Inc. 1999 Stock Option Plan (the "1999 Stock Option Plan"). The affirmative vote of a majority of the represented votes is necessary to amend the plan. The amendment proposed by the board is to:

  . authorize grants of nonqualified stock options at a price of the lesser of 75% of the then fair market value of our common stock on the date of grant or $23.61 per share; and

  . increase to 500,000 the limit of the maximum grant of options to purchase shares of common stock, stock appreciation rights and deferred shares to an individual in any two calendar year period.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENTS TO THE 1999 STOCK OPTION PLAN

 Proposed Amendments to the 1999 Stock Option Plan

   The 1999 Stock Option Plan authorizes the grant of options to purchase shares of Common Stock ("Option Rights"), stock appreciation rights ("Appreciation Rights"), restricted shares ("Restricted Shares") and deferred shares ("Deferred Shares"). A maximum of 10,462,400 shares of Class A common stock is currently authorized to be issued under the 1999 Stock Option Plan. As of March 31, 2000, 6,734,759 shares had been issued or were subject to currently outstanding Option Rights. Since adoption of the 1999 Stock Option Plan in January, 1999 through March 31, 2000, 2,829 shares have been issued upon exercise of Option Rights. As of December 31, 1999, there were outstanding Option Rights to purchase 2,081,047 shares of Class A common stock.

   The Board of Directors believes that granting Option Rights, Appreciation Rights, Restricted Share awards and Deferred Share awards is important to attract and retain qualified officers, directors and other key employees of, and consultants to, the Company and its subsidiaries, and to motivate these key employees to produce a superior return to shareholders of the Company. Option Rights, Restricted Share awards and Deferred Share awards (and, in some cases, Appreciation Rights) enable employees to acquire shares of Class A common stock of the Company, thereby increasing their personal involvement in the Company, offering them an opportunity to realize stock appreciation, and rewarding them for achieving a high level of corporate financial performance. Option Rights, Appreciation Rights, Restricted Share awards and Deferred Share awards also enable the Company to obtain and retain the services of certain key employees and are a means of compensating employees of the Company without depleting the Company's cash resources. Under the current 1999 Stock Option Plan, and subject to adjustments as provided therein, no participant may be granted Option Rights and Appreciation Rights, in the aggregate, for more than 100,000 shares of Common Stock, during any two calendar year period. Moreover, under the current 1999 Stock Option Plan, and subject to adjustments as provided therein, no participant may be granted Deferred Shares, in the aggregate, for more than 100,000 shares of Common Stock, during any two calendar year period. Furthermore, under the current 1999 Stock Option Plan, the option exercise price per common share for nonqualified stock options may not be less than 75% of the market value per share on the date of grant.

   The Board recommends that we amend our 1999 Stock Option Plan to increase the maximum grant of Option Rights and Appreciation Rights, in the aggregate, and the maximum grant of Deferred Shares, in the aggregate, to any individual in a two calendar year period from 100,000 shares to 500,000 shares and to change the minimum exercise price of nonqualified stock options granted under the plan to the lessor of 75% the then fair market value of our common stock on the date of grant or $23.61 per share.

 Description of the Current 1999 Stock Option Plan

   The 1999 Stock Option Plan is designed to attract and retain qualified officers, directors and other key employees of, and consultants to, the Company through grants of Option Rights, Appreciation Rights,

Restricted Shares and Deferred Shares. The Compensation Committee administers the 1999 Stock Option Plan and determines to whom Option Rights, Appreciation Rights, Restricted Shares and Deferred Shares are to be granted and the terms and conditions, including the number of shares and the period of exercisability, thereof. The 1999 Stock Option Plan was adopted by the Company effective as of January 7, 1999 and approved by the stockholders of the Company on January 7, 1999.

   Subject to adjustment as provided in the 1999 Stock Option Plan, the number of shares of Class A common stock that may be issued or transferred and covered by outstanding awards granted under the 1999 Stock Option Plan may not in the aggregate exceed 10,462,400 shares, which may be shares of original issuance or treasury shares or a combination thereof. Officers, including officers who are members of the Board, and other key employees of, and consultants to, the Company and its subsidiaries may be selected by the Compensation Committee to receive benefits under the 1999 Stock Option Plan.

   The Compensation Committee may grant Option Rights that are intended to qualify as "incentive stock options" ("ISOs") within the meaning of Section 422 of the Code or Option Rights that are not intended to so qualify "nonqualified stock options." Under the current 1999 Stock Option Plan, an optionee may be entitled to purchase nonqualified stock options at an option price per common share that is not less than 75% of the market value per share on the date of grant. The exercisability of Option Rights may be conditioned on the achievement of specified performance objectives ("Management Objectives"). Under the current 1999 Stock Option Plan, and subject to adjustment as provided therein, no participant may be granted Option Rights and Appreciation Rights, in the aggregate, for more than 100,000 shares during any two calendar year period. The Compensation Committee may provide that the option price is payable at the time of exercise (i) in cash, (ii) by the transfer to the Company of nonforfeitable, nonrestricted shares of Class A common stock that are already owned by the optionee, (iii) with any other legal consideration the Compensation Committee may deem appropriate, or (iv) by any combination of the foregoing methods of payment. Any grant may provide for deferred payment of the option price from the proceeds of sale through a broker of some or all of the shares of Class A common stock to which the exercise relates. Any grant may provide for automatic grant of reload option rights upon the exercise of Option Rights, including reload option rights, for shares of Class A common stock or any other noncash consideration authorized under the 1999 Stock Option Plan, except that the term of any reload option right will not extend beyond the term of the Option Right originally exercised. Any grant may provide for the payment of dividend equivalents to the optionee on a current, deferred or contingent basis or may provide that dividend equivalents be credited against the option price. No Option Right may be exercised more than ten years from the date of grant. Each grant must specify the period of continuous employment with, or continuous engagement of consulting services by, the Company or any subsidiary that is necessary and/or the individual or aggregate Management Objectives that must be satisfied before the Option Rights will become exercisable. Each grant also may provide for the earlier exercise of the Option Rights in the event of a change of control of the Company or other similar transaction or event. Successive grants may be made to the same optionee regardless of whether Option Rights previously granted to him or her remain unexercised.

   Appreciation Rights granted under the 1999 Stock Option Plan may be either free-standing Appreciation Rights or Appreciation Rights that are granted in tandem with Option Rights. An Appreciation Right represents the right to receive from the Company the difference (the "Spread"), or a percentage thereof not in excess of 100%, between the base price per share of Class A common stock in the case of a free-standing Appreciation Right, or the option price of the related Option Right in the case of a tandem Appreciation Right, and the fair market value of the Class A common stock on the date of exercise of the Appreciation Right. Tandem Appreciation Rights may only be exercised at a time when the related Option Right is exercisable and the Spread is positive, and the exercise of a tandem Appreciation Right requires the surrender of the related Option Right for cancellation. A free-standing Appreciation Right must specify a base price, which may be equal to or greater or less than the fair market value of a share of Class A common stock on the date of grant, must specify the period of continuous employment, or continuous engagement of consulting services, that is necessary and/or the individual or aggregate Management Objectives that must be satisfied before the Appreciation Right becomes exercisable (except that it may provide for its earlier exercise in the event of a change in control of the Company or other similar transaction or event) and may not be exercised more than ten years from the date of grant. Any grant of Appreciation Rights may specify that the amount payable by the Company upon exercise may be paid in cash, Class A common stock or a combination thereof and may either (i) grant to the recipient or retain in the Compensation Committee the right to elect among those alternatives or (ii) preclude the right of the participant to receive, and the Company to issue, Class A common stock or other equity securities in lieu of cash. In addition, any grant may specify that the Appreciation Right may be exercised only in the event of a change in control of the Company. As previously indicated, under the current 1999 Stock Option Plan, and subject to adjustment as provided therein, no participant shall be granted Option Rights and Appreciation Rights, in the aggregate, for more than 100,000 shares during any two calendar year period. The Compensation Committee may condition the award of Appreciation Rights on the achievement of one or more Management Objectives and may provide with respect to any grant of Appreciation Rights for the payment of dividend equivalents thereon in cash or Class A common stock on a current, deferred or contingent basis.

   An award of Restricted Shares involves the immediate transfer by the Company to a participant of ownership of a specific number of shares of Class A common stock in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in the shares. The transfer may be made without additional consideration or for consideration in an amount that is less than the fair market value of the shares on the date of grant, as the Compensation Committee may determine. The Compensation Committee may condition the award on the achievement of specified Management Objectives. Restricted Shares must be subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code for a period to be determined by the Compensation Committee. An example would be a provision that the Restricted Shares would be forfeited if the participant ceased to serve the Company as an officer or other salaried employee during a specified period of years. In order to enforce these forfeiture provisions, the transferability of Restricted Shares will be prohibited or restricted in a manner and to the extent prescribed by the Compensation Committee for the period during which the forfeiture provisions are to continue. The Compensation Committee may provide for a shorter period during which the forfeiture provisions are to apply in the event of a change in control of the Company or other similar transaction or event.

   An award of Deferred Shares constitutes an agreement by the Company to deliver shares of Class A common stock to the participant in the future in consideration of the performance of services, subject to the fulfillment of such conditions during the Deferral Period (as defined in the 1999 Stock Option
Plan) as the Compensation Committee may specify. During the Deferral Period, the participant has no right to transfer any rights covered by the award and no right to vote the shares covered by the award. On or after the date of any grant of Deferred Shares, the Compensation Committee may authorize the payment of dividend equivalents thereon on a current, deferred or contingent basis in either cash or additional shares of Common Stock. Grants of Deferred Shares may be made without additional consideration or for consideration in an amount that is less than the fair market value of the shares on the date of grant. Deferred Shares must be subject to a Deferral Period, as determined by the Compensation Committee on the date of grant, except that the Compensation Committee may provide for a shorter Deferral Period in the event of a change in control of the Company or other similar transaction or event. The Compensation Committee may condition the award of Deferred Shares on the achievement of one or more Management Objectives. Under the current 1999 Stock Option Plan, and subject to adjustment as provided therein, no participant may be granted Deferred Shares, in the aggregate, for more than 100,000 shares of Class A common stock during any two calendar year period.

   No ISO granted under the 1999 Stock Option Plan may be transferred by a participant, except by will or by the laws of descent and distribution. Except as otherwise provided in a participant's agreement, no Nonqualified Stock Option Right or Appreciation Right is transferable by a participant except (i) by will or the laws of descent and distribution, (ii) to one or more members of the participant's immediate family, or (iii) to a trust established for the benefit of the participant and/or one or more members of the participant's immediate family. In addition, Option Rights and Appreciation Rights may not be exercised during a participant's lifetime except by (i) the participant, (ii) a permitted transferee of the Participant, or (iii) in the event of the legal incapacity of the participant or any such transferee, by the guardian or legal representative of the participant or such transferee (as applicable) acting in a fiduciary capacity on behalf thereof under state law and court supervision. The Compensation Committee may specify at the date of grant that all or any part of the shares of Class A common stock that are to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights or upon the termination of the Deferral Period applicable to Deferred Shares, or are to be no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in the 1999 Stock Option Plan with respect to Restricted Shares, are subject to further restrictions on transfer.

   The maximum number of shares that may be issued or transferred under the 1999 Stock Option Plan, the number of shares covered by outstanding Option Rights or Appreciation Rights and the option prices or base prices per share applicable thereto, and the number of shares covered by outstanding grants of Deferred Shares, are subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants, and similar transactions or events. In the event of any such transaction or event, the Compensation Committee may in its discretion provide in substitution for any or all outstanding awards under the 1999 Stock Option Plan such alternative consideration as it may in good faith determine to be equitable in the circumstances and may require the surrender of all awards so replaced. The Compensation Committee may also, as it determines to be appropriate in order to reflect any such transaction or event, make or provide for such adjustments in the number of shares that may be issued or transferred and covered by outstanding awards granted under the 1999 Stock Option Plan and the number of shares permitted to be covered by Option Rights and Appreciation Rights, granted to any one participant during any calendar year.

   The Compensation Committee must consist of not less than two nonemployee directors who are "non-employee directors" within the meaning of Rule 16b-3 and "outside directors" within the meaning of Section 162(m) of the Code. In connection with its administration of the 1999 Stock Option Plan, the Compensation Committee is authorized to interpret the 1999 Stock Option Plan and related agreements and other documents. The Compensation Committee may make grants to participants under any or a combination of all of the various categories of awards that are authorized under the 1999 Stock Option Plan and may condition the grant of awards on the surrender or deferral by the participant of the participant's right to receive a cash bonus or other compensation otherwise payable by the Company or a subsidiary to the participant. The 1999 Stock Option Plan may be amended from time to time by the Compensation Committee but, without further approval by the shareholders of the Company, no such amendment may (i) increase the aggregate number of shares of Class A common stock that may be issued or transferred and covered by outstanding awards or increase the number of shares which may be granted to any participant in any calendar year or (ii) otherwise cause Rule 16b-3 to cease to be applicable to the 1999 Stock Option Plan.

   The total number of stock options or other awards that will be granted under the 1999 Stock Option Plan in the future is not determinable at this time. The 1999 Stock Option Plan is not the exclusive means by which the Company may grant equity-based incentive awards and in no way limits the ability of the Company to grant equity-based awards outside the 1999 Stock Option Plan.

 Tax Rules

   The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 1999 Stock Option Plan based on federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

   In general: (i) no income will be recognized by an optionee at the time a nonqualified Option Right is granted; (ii) at the time of exercise of a nonqualified Option Right, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a nonqualified Option Right, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held. No income generally will be recognized by an optionee upon the grant or qualifying exercise of an incentive stock option. However, for purposes of calculating the

Optionee's alternative minimum tax, if any, the difference between the fair market value of the shares of Class A common stock at exercise and the option exercise price constitutes an item of adjustment. If shares of Class A common stock are issued to an optionee pursuant to the exercise of an incentive stock option and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares of Class A common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term gain (or loss) depending on the holding period. No income will be recognized by a participant in connection with the grant of an Appreciation Right. When the Appreciation Right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of any cash, and the fair market value of any nonrestricted shares of Common Stock, received pursuant to the exercise. A recipient of Restricted Shares generally will be subject to tax at ordinary income rates on the fair market value of the Restricted Shares, reduced by any amount paid by the recipient, at such time as the shares are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Shares that are subject at that time to a substantial risk of forfeiture and restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient. No income generally will be recognized upon the grant of Deferred Shares. The recipient of a grant of Deferred Shares generally will be subject to tax at ordinary income rates on the fair market value of nonrestricted shares of Class A common stock on the date that the Deferred Shares are transferred to him or her, reduced by any amount paid by him or her, and the capital gains or loss holding period for the Deferred Shares will also commence on that date.

   To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1.0 million limitation on certain executive compensation and (ii) any applicable reporting obligations are satisfied.

1999 Option Grants Table

   The following table sets forth stock options granted in 1999 to each of the Company's named executive officers and stock options granted to all employees as a group. The table also sets forth the grant date present value of the options The actual future value of the options will depend on the market value of the Company's common stock. All option exercise prices are based either on fair market value on the date of grant or an average of the closing price on the most recent five trading days including the date of grant.

                             Option Grants in 1999

                          Number of     % of Total
                          Securities     Options    Exercise            Grant Date
                          Underlying     Granted    or Base               Present
                           Options     to Employees  Price   Expiration  Value ($)
          Name             Granted       in 1999     ($/Sh)     Date        (1)
          ----            ----------   ------------ -------- ---------- -----------
William M. Mounger, II..       --           --          --         --           --
William S. Arnett.......   172,184(2)       8.3%     $18.00   12/13/09  $ 1,463,564
E.B. Martin, Jr.........       --           --          --         --           --
Karlen Turbeville.......       --           --          --         --           --
Kirk Hughes.............   168,400(3)       8.1      $18.00   12/13/09    1,431,400
Jerry M. Sullivan, Jr...       --           --          --         --           --
All employees as a
 group..................   481,422        100.0%     $18.05        --   $17,736,407

--------
(1) The actual value, if any, that an executive officer may ultimately realize upon the exercise of stock options will depend on the excess of the stock price over the exercise price on the date the stock option is exercised. Therefore, there can be no assurance that the value realized by Mr. Arnett or Mr. Hughes upon actual exercise of the stock options granted in 1999 will be at or near the Grant Date Present Value indicated in the table.
(2) The stock options reflected in this table for Mr. Arnett vest at the rate of 20% at the date of grant, 15% on each of the second, third, fourth and fifth anniversaries of the date of grant, and 10% each upon the completion of two defined network build-out plan milestones.
(3) The stock options reflected in this table for Mr. Hughes vest at the rate of 25% at the date of grant and 25% on each of the first, second, and third anniversaries of the date of grant.

   The following table sets forth information concerning the value as of December 31, 1999 of options held by the named executive officers.

              Aggregated Option Exercises in Last Fiscal Year and
                         Fiscal Year-End Option Values

                                                 Number of Securities      Value of Unexercised
                                                Underlying Unexercised         In-the-Money
                                                   Options at FY-End       Options at FY-End (1)
                                               ------------------------- -------------------------
                            Shares
                          Acquired on  Value
                           Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
                          ----------- -------- ----------- ------------- ----------- -------------
William M. Mounger, II..      --        --          --            --           --            --
William S. Arnett.......      --        --       34,437       137,747     $471,354    $1,885,415
E.B. Martin, Jr.........      --        --          --            --           --            --
Karlen Turbeville.......      --        --          --            --           --            --
Kirk Hughes.............      --        --       42,100       126,300     $576,244    $1,728,731
Jerry M. Sullivan, Jr...      --        --          --            --           --            --

--------
(1) The amounts shown under this caption represent the difference between the closing price for the Class A common stock on The Nasdaq National Market on December 31, 1999 ($31.6875 per share) and the exercise price of in-the-money stock options.

Stock Performance Graph

   Our common stock did not commence trading on The Nasdaq National Market until our initial public offering on December 14, 1999. A comparison of our common stock performance for the fiscal year ended December 31, 1999 would not be meaningful, and we have omitted the stock performance graph from this Proxy Statement.

                  JOINT VENTURE AGREEMENTS WITH AT&T WIRELESS

   On May 20,1998, Airwave Communications, Digital PCS, AT&T Wireless, TWR Cellular, Inc., certain cash equity investors, certain members of management and ourselves entered into the Securities Purchase Agreement which provided for the formation of the Tritel-AT&T Wireless joint venture and related equity investments.

   On January 7, 1999, the transactions contemplated by the Securities Purchase Agreement were closed and the parties entered into a Network Membership License Agreement, Roaming Agreement, Roaming Administration Agreement, Stockholders' Agreement, Long Distance Agreement, Closing Agreement and agreed on a form of Resale Agreement.

   The following description is a summary of the material provisions of the Securities Purchase Agreement, Network Membership License Agreement, Roaming Agreement, Roaming Administration Agreement, Stockholders' Agreement, Long Distance Agreement, Closing Agreement and form of Resale Agreement.

   The summary does not restate those agreements in their entirety and is qualified in its entirety by reference to each agreement.

Securities Purchase Agreement

   Under the Securities Purchase Agreement: (1) AT&T Wireless and TWR assigned the AT&T contributed licenses covering 9.1 million people, called Pops, to us in exchange for shares of our Series A Preferred Stock and Series D Preferred Stock; (2) Airwave Communications and Digital PCS assigned to us their contributed Pops and certain other assets in exchange for shares of Series C Preferred and the assumption of certain liabilities of Airwave Communications and Digital PCS, including the indebtedness owed to the United States Department of the Treasury for the Airwave Communications and Digital PCS contributed Pops; and (3) the Cash Equity Investors purchased shares of the Series C preferred stock.

   The AT&T contributed Pops are comprised of licenses providing for the right to use 20 MHz of authorized frequencies in geographic areas that cover approximately 9.1 million Pops, which AT&T Wireless has partitioned and disaggregated from certain of its 30-MHz A- and B-Block PCS licenses.

   AT&T Wireless has reserved the right to use, and market and sell to others, any services on the 10 MHz of spectrum that it retains in the creation of the AT&T contributed Pops, subject to the exclusivity provisions of the Stockholders' Agreement and the License Agreement.

   Except as specified in the Securities Purchase Agreement and the related agreements, none of AT&T Wireless, TWR nor any of their respective affiliates has any further obligation or commitment to acquire our debt or equity securities, provide or arrange for debt or equity financing for us or provide services to or otherwise assist us in connection with the conduct of our business. The Securities Purchase Agreement does not contain any restrictions on AT&T Wireless, TWR, or any of their respective affiliates, from competing, directly or indirectly, with us.

AT&T Wireless Network Membership License Agreement

   As part of our strategic alliance with AT&T Wireless, we have entered into the AT&T Network Membership License Agreement with AT&T Corp. and its affiliates, including AT&T Wireless. Under the

License Agreement, we have been granted a royalty-free, non-exclusive license to use the AT&T logo with the globe design, the related trade dress and the expression "Member of the AT&T Wireless Network" and variations of the foregoing, in equal emphasis with our own brands or marks, in our markets in the marketing of our mobile wireless telecommunications products and services. The license does not permit, however, the use of the AT&T licensed marks in connection with providing or reselling long distance or local service or any other product or service other than those covered by our PCS licenses. AT&T has retained the unimpaired right to use the AT&T licensed marks in our markets for marketing, offering or providing any products or services. AT&T will not grant to any other person providing mobile wireless telecommunications products or services in our markets a right or license to use the AT&T licensed marks, except to a person that is a reseller of our services, a person acting as our agent or a person that provides fixed wireless telecommunications services to or from specific locations, such as buildings or office complexes, so long as such services do not constitute mobile wireless telecommunications services in our markets. We are not permitted to assign, sub-license or transfer any of our rights, obligations or benefits under the License Agreement.

   In an effort to ensure that our service meets AT&T's high quality standards, we have agreed to abide by certain quality standards set forth in the License Agreement and to permit AT&T to conduct inspections of our facilities from time to time.

   The License Agreement is for an initial term of five years. The License Agreement will be renewed for an additional five-year term if:

  . each party gives the other notice of intent to renew at least 90 days prior to the expiration of the initial term, or

  . during the period which begins 120 days prior to expiration and ends 110 days prior to expiration, either party requests that the other party provide notice of intent to renew, and the other party either gives notice of intent to renew or fails to respond to such request.

   AT&T is permitted to terminate the License Agreement if we:

  .  use the AT&T licensed marks other than as provided in the License
     Agreement;

  . use the AT&T licensed marks in connection with any marketing or provision of telecommunications services that fails to meet AT&T's quality standards in any material respect;

  . refuse or neglect a request by AT&T Wireless for access to our facilities or marketing materials for a period of more than five business days after the receipt of notice thereof;

  .  experience a change of control;

  .  become bankrupt;

  . fail to maintain our rights to hold FCC licenses with respect to our markets representing 5% or more of our Pops, unless the failure is the result of AT&T's actions or inactions;

  . license, assign, transfer, dispose of or relinquish any of the rights granted to us in, and other than as permitted by, the License Agreement;

  . fail to obtain permission from AT&T to use the AT&T licensed marks in sponsoring, endorsing or affiliating with any event, meeting, charitable endeavor or other undertaking that has a material adverse effect on AT&T or the AT&T licensed marks;

  . fail to maintain any and all confidential information furnished to us in the strictest confidence; or

  .  commit a substantial company breach as defined in the Stockholders'
     Agreement.

   Upon the later occurrence of: (a) consummation of a Disqualifying Transaction, as defined below, or (b) the second anniversary of the date AT&T gives notice to us that it has entered into a letter of intent or binding agreement to engage in a Disqualifying Transaction, AT&T may terminate the License Agreement with us by providing notice to us. However, no such termination may occur during the initial term. If we have not exercised our right to convert all of AT&T's Series A and Series D Preferred into Series B Preferred, the termination only applies to that portion of our markets that overlap the markets in which a party to such Disqualifying Transaction owns an FCC license to provide Commercial Mobile Radio Service (the "Overlap Markets"). Upon a termination of the License Agreement, we must cease using the AT&T Licensed Marks within 90 days.

   The License Agreement will also terminate in the event that AT&T Wireless converts any of its shares of Series A Preferred into Common Stock on the later of (a) the initial term plus any renewal periods, or (b) two years from the date of such conversion.

   The term "Disqualifying Transaction" means a merger, consolidation, asset acquisition or disposition, or other business combination involving AT&T Corp. or its affiliates and another person, which other person

     (a) derives from telecommunications businesses annual revenues in excess of $5 billion,

     (b) derives less than one-third of its aggregate revenues from wireless telecommunications services,

     (c) owns FCC Licenses to offer, and does offer, mobile wireless telecommunications services, except certain specified services, serving more than 25% of the Pops within our licensed territory, and

     (d) with respect to which AT&T Wireless has given notice to us specifying that such merger, consolidation, asset acquisition or disposition or other business combination shall be a Disqualifying Transaction for purposes of this agreement and the transactions contemplated thereby.

Roaming Agreement

   Our company and AT&T Wireless, along with our respective affiliates, have also entered into an intercarrier roamer service agreement, called the Roaming Agreement, to allow subscribers of each party to roam onto each others wireless network when a subscriber travels into a geographic area that the other party services.

   The Roaming Agreement states that we and AT&T Wireless will provide automatic call delivery to the other party's customers who roam into our geographic area. To facilitate this service, each party has agreed to provide continuously the necessary hardware, software and transmission facilities to support such call delivery, either directly or through a separate network of wireless communications carriers.

   The Roaming Agreement has an initial term of 20 years, subject to earlier termination, and thereafter will continue on a month-to-month basis until terminated with 90 day's written notice. The agreement may be terminated or suspended upon default by either party for

  . material breach of any term of the Roaming Agreement that continues unremedied for 30 days;

  .  a voluntary liquidation or dissolution of either party;

  . a final order by the FCC revoking or denying renewal of a material PCS license or permit granted to either party; or

  .  a bankruptcy of either party.

   Either party may suspend certain aspects of its services if it determines that fraudulent or unauthorized use of the system has reached an unacceptable level of financial loss.

Roaming Administration Service Agreement

   AT&T Wireless and our company have also entered into a roaming administration service agreement to allow us to receive certain benefits under intercarrier roaming services agreements between AT&T Wireless and other specified wireless carriers, to permit subscribers of those other wireless carriers to use our facilities in accordance with the applicable intercarrier roaming services agreements and to make available to us the roaming administration services of AT&T Wireless. The Roaming Administration Agreement provides that AT&T Wireless will perform, for a fee, roaming administration and settlement services to manage our roaming program.

   The Roaming Administration Agreement has an initial term of two years, subject to earlier termination, and thereafter will renew automatically for successive terms of one year each until either party chooses not to renew upon 90 day's prior written notice. The Roaming Administration Agreement may be terminated for any of the following reasons:

  .  material breach by either party;

  . material and unreasonable interference with one party's operations by the operations of the other party for a period exceeding ten days;

  . by AT&T Wireless with respect to any intercarrier roaming services agreement or its interoperability agreement with EDS Personal Communications Corporation, in the event the applicable agreement expires or is terminated. The current interoperability agreement with EDS Personal Communications Corporation expires on March 31, 2000, with respect to settlement services and on June 30, 1999, with respect to call validation services;

  . by AT&T Wireless in the event that we are no longer a member in good standing with the North American Cellular Network, Inc.;

  . by AT&T Wireless with respect to the roaming administration services received under AT&T Wireless' interoperability agreement with EDS Personal Communications Corporation should that agreement expire or terminate; or

  .  either party for any reason upon 180 day's prior written notice.

   Upon termination of the Roaming Administration Agreement for any of the reasons set forth above, each party shall immediately, or upon final accounting, pay all amounts owing to the other parties thereunder, whether due or to become due.

Stockholders' Agreement

   AT&T Wireless, the management stockholders and the cash equity investors have entered into a Stockholders' Agreement with us

  .  to provide for our management;

  . to impose restrictions on the sale, transfer or other disposition of our securities; and

  . to create rights related to such securities, including representation on our board of directors, a right of first offer, a right of participation, a right of inclusion and registration rights.

   Management. The Stockholders' Agreement provides that our Board of Directors will consist of thirteen members. For so long as required by the FCC, the management stockholders will nominate four members, each of whom must be one of our officers and each of whom will have 1/2 of a vote, AT&T Wireless will nominate two members and the cash equity investors will nominate three members. The remaining four directors will be nominated by the management stockholders, with one such nomination subject to the consent of the cash equity investors alone, with the remaining three subject to the consent of the cash equity investors and AT&T Wireless. Once permitted by FCC regulation, the remaining four directors will be nominated by the cash equity investors, with three of these nominations subject to the consent of AT&T Wireless and Messrs. Mounger and Martin.

   All actions of the Board of Directors will require a majority vote of the entire Board of Directors, except that certain significant transactions will require the vote of at least three of the five directors nominated by the cash equity investors and AT&T Wireless and four of the six votes cast by the directors nominated by the management stockholders and the four remaining directors nominated by the management stockholders or the cash equity investors as described above. Such significant transactions include, but are not limited to,

  . a sale or transfer of a material portion of our assets or any subsidiary;

  .  a merger or consolidation of ours or any subsidiary;

  . the offering of any securities of ours or any subsidiary other than as contemplated by the Securities Purchase Agreement;

  .  the hiring or termination of our executive officers;

  .  the incurrence of certain indebtedness;

  .  the making of certain capital expenditures; and

  . the initiation of any bankruptcy proceeding, dissolution or liquidation of our company or any subsidiary.

   Restrictions on Transfer. The stockholders, including AT&T Wireless and TWR, have agreed not to transfer any share of our Series C preferred stock, our Series D preferred stock or our Common stock until January 7, 2002, except to affiliates and except that our cash equity investors and up to 1,000 shares to our management stockholders. Our management stockholders have agreed not to transfer any shares of our Class A common stock until January 4, 2004 except to us and except that 25% of their Class A common stock may be transferred on or after January 7, 2002.

   Right of First Offer. If a non-AT&T Wireless stockholder desires to sell shares of preferred or common stock, other than Voting Preference Stock and Class C Common Stock, to a third party, such stockholder must first offer such shares to AT&T Wireless. AT&T Wireless will then have ten business days to offer to purchase all, but not less than all, of such shares at the offered price. If AT&T Wireless does not accept such offer, such investor may offer the shares to other potential purchasers at or above the offer price, for up to 90 days. If AT&T Wireless or TWR desires to sell shares of preferred or common stock, the cash equity investors will have the same right of first offer. In the event that neither any cash equity investor nor AT&T Wireless purchases such shares pursuant to the above rights, the shares may be sold to any person other than a prohibited transferee as defined in the Stockholders' Agreement.

   Right of Participation. Substantially all of our stockholders have rights to purchase additional shares of common stock in connection with this offering in order to maintain their relative percentage ownership in our company. Certain of our stockholders have exercised, as of the date of this prospectus, their rights to purchase additional shares of our Class A and Class B common stock in connection with our initial public offering, and our other stockholders with these rights have waived their rights to participate in our initial public offering.

   Right of Inclusion. No stockholder may Transfer shares of any series or class of preferred, other than Series B Preferred, or common stock (collectively, "Inclusion Stock") to persons who are not affiliates of that stockholder if the Transfer would result in that stockholder, or stockholders acting in concert, Transferring 25% or more of the outstanding shares of any class of Inclusion Stock (an "Inclusion Event"), unless the terms and conditions of such Transfer include an offer to AT&T Wireless, the cash equity investors and the management stockholders (each, an "Inclusion Event Offeree") for each of them to sell to the purchaser of the Inclusion Stock the same proportion of each Inclusion Event Offeree's Inclusion Stock as proposed to be sold by the selling Stockholder. In the event that such person does not agree to purchase all of the shares of Inclusion Stock proposed to be sold, then the selling stockholder and each Inclusion Event Offeree will have the right to sell a proportionate amount of Inclusion Stock to such person. For purposes of determining an Inclusion Event, if the Inclusion Stock is Series C Preferred, then Series D shall also be deemed to be Inclusion Stock, and Series C Preferred and Series D Preferred shall be deemed to be one class of preferred stock.

   Right of First Negotiation. Any stockholder desiring to Transfer any shares of Common Stock or Series C Preferred (1) pursuant to an underwritten registration, (2) pursuant to Rule 144 under the Securities Act or (3) in a transaction or series of related transactions resulting in the Transfer of not more than ten percent of all common stock on a fully diluted basis, excluding for such purposes the Series A Preferred Stock, must first give AT&T Wireless written notice thereof containing the proposed terms of such sale. For the applicable first negotiation period, AT&T Wireless will have the exclusive right to negotiate with such Stockholder regarding the purchase of such shares. The stockholder has the right to reject any offer made by AT&T Wireless during such first negotiation period. Upon the expiration of the first negotiation period, the stockholder has the right to sell the shares included in the notice on such terms and conditions as are acceptable to the Stockholder in its sole discretion during the applicable offer period.

   If shares of common stock are proposed to be Transferred pursuant to an underwritten registration, the applicable first negotiation period is ten days and the applicable offer period is 120 days. If shares of common stock are proposed to be Transferred pursuant to Rule 144, the applicable first negotiation period is three hours and the applicable offer period is five business days. If shares of common stock are proposed to be Transferred in a transaction or series of related transactions resulting in the sale of not more than ten percent of all common stock on a fully diluted basis, excluding for such purposes the Series A Preferred, the applicable first negotiation period is one business day, provided the notice is given prior to 9:00 a.m. on the day prior to the proposed Transfer, and the applicable offer period is ten business days.

   Demand Registration Rights. From and after June 13, 2000, any "Qualified Holder" and management stockholders that in the aggregate beneficially own at least 50.1 % of the Class A Voting Common Stock then beneficially owned by the management stockholders (each, a "Demanding Stockholder") will have the right to require us to file a registration statement under the Securities Act covering the Class A Common Stock (a "Demand Registration"), subject to certain limited exceptions.

   A "Qualified Holder" is defined as:

      (a) any stockholder or group of stockholders that beneficially owns shares of Class A common stock reasonably expected, upon sale, to result in aggregate gross proceeds of at least $25 million; or

      (b) AT&T Wireless and TWR for so long as they beneficially own in the aggregate greater than two-thirds of the initial issuance to them of shares of Series A Preferred stock.

   We will not be obligated to effect more than two separate Demand Registrations in any twelve-month period, provided that only one request for Demand Registration may be exercised by AT&T Wireless and/or Management Stockholders that in the aggregate beneficially own at least 50.1% of the shares of the Class A Voting Common Stock then beneficially owned by the Management Stockholders during any twelve-month period. If we determine that a Demand Registration would interfere with any pending or contemplated material transaction, we may defer such Demand Registration subject to certain limitations.

   Piggyback Registration Rights. If we propose to register any shares of Class A common stock, or securities convertible into or exchangeable for shares of Class A common stock, with the Securities and Exchange Commission under the Securities Act, we will, subject to certain limitations, give notice of the proposed registration to all stockholders and include all common stock as to which we have received a request for inclusion, subject to customary underwriter cutbacks.

   Consequences of a Disqualifying Transaction. Upon consummation of a Disqualifying Transaction, the exclusivity provisions of the Stockholders' Agreement applicable to AT&T Wireless will terminate as to all of our markets. However, if we have not exercised our right to convert all of AT&T's Series A and Series D Preferred into Series B Preferred, the termination applies only to the Overlap Markets.

   Upon AT&T Wireless' terminating its obligations in connection with a Disqualifying Transaction, we will have the right to cause AT&T Wireless, or their transferees other than any cash equity investor, to exchange all or a proportionate number of shares of Series A Preferred then owned by AT&T Wireless equal to a fraction, the numerator of which is the number of Pops in the Overlap Markets and the denominator of which is the total number of Pops in all of our markets, for an equivalent number of shares of Series B Preferred. We shall have similar conversion rights with respect to any Series D Preferred shares, or Series B Preferred or common stock into which such shares have been converted, owned by AT&T Wireless.

   Additional Covenants. To induce the stockholders to enter into the Stockholders' Agreement, we have agreed to, among other things:

  . construct a network system to cover the territory of its PCS licenses according to an agreed upon buildout plan;

  . arrange for all necessary microwave relocation and reimburse AT&T for any such relocation costs it incurs in connection with the AT&T contributed Pops;

  .  offer certain service features and adhere to certain quality standards;

  . refrain from entering into certain merger, sale or liquidation transactions or to effect a change in the business of ours without the prior consent of AT&T Wireless;

  . refrain from marketing, offering, providing or reselling interexchange services other than our own or AT&T's;

  . enter into Resale Agreements with AT&T Wireless from time to time at the request of AT&T Wireless;

  . refrain from soliciting for employment AT&T's personnel for a limited period; and

  . permit AT&T Wireless to co-locate certain cell sites in locations holding our cell sites.

   Concurrently, AT&T Wireless has agreed to, among other things:

  .  assist us in obtaining discounts from AT&T Wireless equipment vendors;

  . refrain from soliciting for employment our personnel for a limited period; and

  . permit us to co-locate certain cell sites in locations holding AT&T Wireless cell sites.

   In addition, stockholders other than AT&T Wireless that are subject to the Stockholders' Agreement have agreed to refrain from providing, reselling or acting as agent for any person offering wireless services in territories designated to us.

   Term. The Stockholders' Agreement will terminate on January 7, 2010 and may be terminated earlier upon the consent of all parties, or if one stockholder should beneficially own all of the Class A common stock. If not otherwise terminated, the provisions regarding our management and the transfer of shares will terminate on January 7, 2009, and the provisions regarding registration rights will terminate January 7, 2019.

Long Distance Agreement

   AT&T Wireless and our company have entered into a Long Distance Agreement which provides that we will purchase interstate and intrastate long distance services from AT&T Wireless for a term of up to three years. These long distance services will be purchased at preferred rates, which are contingent upon our continuing affiliation with AT&T Wireless, and will be resold to our customers. Under the Long Distance Agreement, we must meet a yearly minimum traffic volume commitment which is to be negotiated with AT&T Wireless. If we do not meet the minimum traffic volume commitment then we must pay to AT&T Wireless an amount equal to the difference between AT&T's expected fee based on the minimum traffic volume commitment and its fee based on the actual traffic volume.

Closing Agreement

   AT&T Wireless, ourselves and the other parties to the Securities Purchase Agreement have entered into a Closing Agreement to provide for certain matters set forth in the Securities Purchase Agreement, including, among other things, consent for certain of our subsidiaries to enter into agreements and to conduct our operations, and direction that certain PCS licenses be transferred to our subsidiaries by AT&T Wireless, Airwave Communications, Digital PCS and Central Alabama Partnership.

Resale Agreement

   AT&T Wireless and ourselves have also agreed on the form of a Resale Agreement to be entered into from time to time, which permits AT&T Wireless, its affiliates and one person designated by AT&T Wireless, who is licensed to provide telecommunications services in such area under AT&T's service marks, for any geographic area within the territory covered by our licenses, each, referred to as a reseller, to purchase access to and usage of our wireless telecommunications services for resale to its subscribers. We have agreed to provide service to the reseller on a nonexclusive basis, and therefore will retain the right to market and sell its services to other customers in competition with AT&T Wireless.

   The Resale Agreement will have an initial term of ten years and will be automatically renewed for additional one-year terms, unless it is previously terminated. The reseller has the right to terminate the Resale Agreement for any reason upon 180 day's written notice. Following the eleventh anniversary of the commencement date of the Resale Agreement, either party may terminate the agreement on 90 days' written notice for any reason.

   In addition, either the reseller or we may terminate the Resale Agreement after any of the following events occur and continue unremedied for some time period:

  .  certain bankruptcy events of us or the reseller;

  . the failure by either the reseller or us to pay any sum owed to the other at the time such amount comes due;

  . the failure by the reseller or us to perform or observe any other material term, condition, or covenant to be performed by it under the Resale Agreement;

  . the commission of any illegal act by or the filing of any criminal indictment or information against the reseller, its proprietors, partners, officers, or directors or stockholders controlling in the aggregate or individual 10% or more of the voting rights or equity interests of the reseller;

  . the furnishing, within a twelve-month period, by the reseller to us of two or more checks that are not paid when presented due to insufficient funds;

  .  an unauthorized assignment of the Resale Agreement;

  . failure by the reseller to meet the eligibility requirements as described in the Resale Agreement; and

  . either party attempts to incorporate into its marks, or challenge the other party's service marks, trademarks or trade names, including, without limitation, all terms and conditions of each service plan selected by the reseller.

   Upon termination, we will have no further obligation to provide the reseller access to and usage of our PCS services.

                          CERTAIN RELATED TRANSACTIONS

Transfer of Licenses to Tritel

   As part of the joint venture transactions, we acquired C-Block PCS licenses from Airwave Communications and E- and F-Block PCS licenses from Digital PCS. The members of Digital PCS are Messrs. Martin, Mounger and Sullivan. Airwave Communications transferred its C-Block PCS licenses, covering approximately 2.5 million people in Alabama, and $31.9 million of government financing, to us in exchange for $14.4 million of Series C Preferred Stock. Digital PCS transferred certain of its E- and F-Block licenses, covering 4.1 million people in Alabama and Mississippi, and $9.5 million of government financing, to us, in exchange for $3.8 million of Series C Preferred Stock.

Option to Purchase Licenses in Georgia and Florida; Ownership of the Remaining Affiliate Licenses

   Digital PCS, one of our predecessors, holds licenses covering 2.0 million Pops in Florida and southern Georgia. These markets include the cities of Pensacola, Tallahassee and Panama City, Florida. As part of our formation, we received from Digital PCS an option to purchase these licenses for approximately 1.2 million shares of our Class A common stock (reflecting the conversion of Series C Preferred Stock and the stock split of our Class A common stock in December 1999) and our assumption of approximately $12.0 million of FCC debt. In May 1999, we exercised this option, and on March 29, 2000, the FCC approved the transfer of these licenses to us.

   We have committed to sell to Panther Wireless, LLC these licenses for the assumption of all outstanding FCC debt on the licenses and cash in the amount equal to 110% of the sum of (a) the amount payable to the FCC in respect of the licenses minus the amount of FCC debt assumed, plus (b) the aggregate amount of interest paid on the FCC debt by us and Digital PCS.

Loans to Predecessors

   On January 7, 1999, we entered into a secured promissory note agreement under which we agreed to lend up to $2.5 million to Airwave Communications and Digital PCS. Interest on advances under the loan agreement is 10% per year. The interest will compound annually and interest and principal are due at maturity of the note. The note is secured by Airwave Communications's and Digital PCS's ownership interest in us and certain equity securities of TeleCorp PCS. Any proceeds from the sale of licenses by Airwave Communications and Digital PCS, net of the FCC debt repayment, are required to be applied to the note balance. If the note has not been repaid within five years, it will be repaid through a reduction of Airwave Communications's and Digital PCS's interest in us based on a valuation of our stock at that time.

Management Agreement

   We have entered into a Management Agreement with Tritel Management, LLC, a Mississippi limited liability company, which is wholly owned by the Messrs. Martin and Mounger. Pursuant to the Management Agreement, Tritel Management is to be responsible for the design, construction and operation of our network, all subject to our oversight, review and ultimate control and approval. We will pay Tritel Management a fee of $10,000 per year for such services and will reimburse Tritel Management for out-of-pocket expenses incurred on our behalf. The term of the Management Agreement is five years, subject to termination upon the occurrence of certain events described in the Management Agreement.

Relationship with Mercury Communications

   Mercury Communications is wholly owned by Messrs. Martin and Mounger. During April 1997, we advanced $249,000 on behalf of Mercury Communications to repay a loan Mercury Communications had incurred from a third party. The balance due from Mercury Communications on this advance was $247,000 at December 31, 1997, 1998 and 1999.

Relationship with Mercury Wireless Management, Inc.

   Mercury Wireless Management, Inc., a company wholly owned by Messrs. Martin, Mounger and Sullivan, provides management and marketing services to communications tower owners, including municipalities. Mercury Wireless Management has contracted to provide such services to the City of Jackson, Mississippi. Under the City of Jackson contract, Mercury Wireless Management receives a percentage of rentals generated from the leasing of the facilities managed by Mercury Wireless Management. We have entered into various leases to co-locate our equipment on certain towers owned by the City of Jackson and managed by Mercury Wireless Management. These leases were negotiated on an arm's length basis and incorporate terms substantially identical to those offered by the City of Jackson to unrelated third-party carriers.

Relationship with Wireless Facilities, Inc.

   We received site acquisition and microwave relocation services from Wireless Facilities, Inc. Scott I. Anderson, who is a director of ours, is also a director of Wireless Facilities.

Relationship with AT&T Wireless

   We have entered into joint venture agreements with AT&T Wireless and its affiliates, including the Securities Purchase Agreement, the Closing Agreement related thereto, Stockholders' Agreement, Network Membership License Agreement, Roaming Agreement, Resale Agreement, Roaming Administration Agreement and Long Distance Agreement. AT&T Wireless holds Class A common stock, Class B common stock, Class D common stock, Series A preferred stock and Series D preferred stock and has nominated two directors to our Board of Directors, Ann K. Hall and H. Lee Maschmann.

Relationship with TeleCorp PCS and Triton PCS

   We have common stockholders with TeleCorp PCS and Triton PCS and may be deemed an affiliate by virtue of this common ownership. Scott I. Anderson, one of our directors, serves as a director of TeleCorp PCS. and Triton PCS. We have entered into an agreement with TeleCorp PCS and Triton PCS to adopt the common brand name, SunCom, that is co-branded with the AT&T brand name giving equal emphasis to each.

   On February 29, 2000, Tritel and TeleCorp PCS, announced the signing of a definitive agreement and plan of reorganization and contribution for an all stock, tax-free merger. The Merger Agreement provides for the creation of a new entity to be called TeleCorp PCS, Inc. Tritel and TeleCorp will merge into subsidiaries of the new entity.

Relationship with ABC Wireless, L.L.C.

   We have made a loan of $7.5 million to ABC Wireless, L.L.C. for the purpose of bidding on licenses in the FCC's auction of C-Block PCS licenses. The members of ABC Wireless are Mr. Anderson, a director of ours, and Gerald T. Vento and Thomas H. Sullivan, directors and executive officers of TeleCorp PCS.

Relationship with Flying A Towers

   We have leased several communication towers from Flying A Towers. Mr. Arnett is President of Flying A Towers.

Relationship with Cash Equity Investors

   We and certain cash equity investors have entered into an Investors Stockholders' Agreement to provide for certain rights with respect to the management of our company, and to provide for certain restrictions with respect to the sale, transfer or other disposition of our stock beyond those rights and restrictions set forth in our Stockholders' Agreement.

   The Investors Stockholders' Agreement provides, subject to limited exceptions with respect to removal of directors and filling of vacancies, that the cash equity investors will vote all of their shares to cause the election of three individuals to be designated as a director by Conseco and Dresdner. The directors designated by Conseco and Dresdner are Andrew Hubregsen and Alexander P. Coleman, respectively. In the event that the right of the cash equity investors to nominate directors is reduced to one director, then that right will be exercisable by cash equity investors owning two-thirds of the outstanding shares of common stock held by all cash equity investors.

   Each cash equity investor has agreed, subject to certain limited exceptions, that it will not directly or indirectly transfer or otherwise grant or create certain liens in, give, place in trust or otherwise voluntarily or involuntarily dispose of ("Transfer") any share of our capital stock held by it as of January 7, 1999 or thereafter acquired by it to any Prohibited Transferee, as defined in the Stockholders' Agreement, or any Regional Bell Operating Companies, Microsoft Corporation, GTE, SNET or any of their respective affiliates, successors or assigns. In addition, if a cash equity investor desires to Transfer any or all of its shares of our capital stock other than to an affiliate or affiliated successor, then the cash equity investor must first offer all of those shares to the other cash equity investors, subject to certain terms and conditions. Each cash equity investor also has tag along rights and drag along rights. The tag along rights enable non-selling cash equity investors to participate in a sale of certain capital stock of ours by other selling cash equity investors, subject to certain terms and conditions. The drag along rights provide, under certain circumstances, that a cash equity investor that proposes to sell its shares of our capital stock may compel other non-selling cash equity investors to participate in the proposed sale.

                      RATIFICATION OF KPMG LLP AS AUDITORS

                              ITEM 3 ON PROXY CARD

   Upon the recommendation of the Audit Committee, the Board of Directors has designated KPMG LLP as independent auditors to audit the books and accounts of the Company for the year ending December 31, 2000, and will offer a resolution at the annual meeting to ratify the designation. KPMG LLP has been our principal auditor since our inception. Representatives of KPMG will be present at the meeting to respond to appropriate questions, and they will have an opportunity, if they desire, to make a statement.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS TO AUDIT THE BOOKS AND ACCOUNTS OF THE COMPANY FOR 2000

                             STOCKHOLDER PROPOSALS

   To be considered for inclusion in our proxy statement and form of proxy relating to the Annual Meeting of Stockholders to be held in 2001 a stockholder proposal must be received by the Corporate Secretary at the Company's principal executive offices not later than January 11, 2000. Any such proposal will be subject to Rules and Regulations under the Securities Exchange Act of 1934, as amended.

   Our Bylaws provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the Corporate Secretary not less than ninety (90) days and not more than one-hundred and twenty (120) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, to be timely notice by the stockholder must be received not later than the close of business on the tenth day following the date on which our notice to stockholders of the annual meeting date was mailed or such public disclosure was made. The advance notice by stockholders must include the stockholder's name and address, as they appear on our records of stockholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of common stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   The rules of the Securities and Exchange Commission require us to disclose late filings of stock transaction reports by our executive officers and Directors and any other person who holds more than ten percent of our common stock. Based solely on a review of reports received by us and written representations from our executive officers and directors that no other reports were required to be filed the Company believes that all Section 16(a) filing requirements have been met during the 1999 fiscal year.

                                 OTHER BUSINESS

   The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the accompanying Notice of Annual Meeting of Stockholders. If, however, other matters are properly introduced, the persons named in the accompanying proxy will vote the shares they represent in accordance with their best judgment.

   A copy of our annual report on Form 10-K (without exhibits) for the twelve months ended December 31, 1999, as filed with the Securities and Exchange Commission, which includes our annual report, will be furnished to stockholders with this proxy statement.

                                          By Order of the Board of Directors
                                          /S/ James H. Neeld, IV

                                          James H. Neeld, IV
                                          Senior Vice President-General
                                          Counsel
                                          and Secretary

Jackson, Mississippi
April 26, 2000

   YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                REVOCABLE PROXY
                                  TRITEL, INC.
                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 25, 2000
                             10:00 A.M. LOCAL TIME

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints William M. Mounger, II, William S. Arnett, and James H. Neeld, IV each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Tritel, Inc. which the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held on May 25, 2000, at 10:00 A.M. local time, at the Crowne Plaza Downtown Hotel, 200 E. Amite Street, Jackson, Mississippi, and at any and all adjournments thereof, as set forth on the reverse side.

     This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted:

     .  FOR the nominees for Directors;

     .  FOR the approval of the amendment to our 1999 Stock Option Plan; and

     . FOR the ratification of KPMG LLP as independent auditors to audit the books and accounts of the Company for the year 2000.

     If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by those named in this proxy in their best judgement. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE) -----------------------------------
                           --FOLD AND DETACH HERE--

[X] Please mark your votes as indicated

                                     ITEM 1

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED NOMINEES

1. The election as Directors of all nominees listed (except as marked to the contrary below).

                            VOTE
                FOR         WITHHELD      AGAINST

                [  ]        [  ]           [  ]

          William M. Mounger, II, Ann K. Hall, David A. Jones, Jr. and Kevin J. Shepherd

INSTRUCTION: To withhold your vote for any individual nominee, write that nominee's name on the line provided below:

___________________________________________________________


                                     ITEM 2

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSED AMENDMENT TO OUR 1999 STOCK OPTION PLAN

1.  To approve the amendment of  the 1999 Stock Option Plan.

                                  VOTE

                         FOR      WITHHELD      AGAINST

                         [  ]     [ ]           [  ]


                                     ITEM 3

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS TO AUDIT THE BOOKS AND ACCOUNTS OF THE COMPANY

1. The ratification of KPMG LLP as independent auditors to audit the books and accounts of the Company for the year 2000.

                                  VOTE

                         FOR      WITHHELD      AGAINST

                         [  ]     [ ]           [  ]

The undersigned acknowledges receipt from Tritel, Inc. prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and of a Proxy Statement dated April 26, 2000 and of the Annual Report on Form 10-K.


PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Signature of Stockholder                          Date:
                         ______________________________


Signature of Stockholder                          Date:
                         _______________________________

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

                ------------------------------------------------
                            --FOLD AND DETACH HERE--

                         [LOGO OF TRITEL APPEARS HERE]
   ========================================================================

                      Member of the AT&T Wireless Network



Dear Shareholders,

1999 was a truly remarkable year for Tritel and the entire wireless industry. In 1999, the U.S. wireless market added 17 million net new subscribers. The deployment of digital networks across the country created a tremendous surge in subscriber demand. We are poised to meet that demand.

The trend toward national networks has continued in 2000 with the recent formation of Verizon Wireless, comprised of Bell Atlantic, Vodaphone/Airtouch, PrimeCo and soon GTE, and the announced Bell South Mobility / Southwestern Bell Mobile merger.

As a member of the AT&T Wireless Network and powered by the strong AT&T and SunCom brands, we are strategically positioned to drive customer and revenue growth that will combine to generate shareholder value. The strategic advantage of our centrally located southeastern markets is even more apparent in light of our recently announced merger with TeleCorp PCS.

Some of the highlights of our record setting year include:

 . In January 1999, we closed our affiliation agreement with AT&T, issuing stock valued at $137.1 million to AT&T in exchange for the licenses it contributed and for entering into exclusivity, license and roaming agreements. Additionally, we received $184 million in equity financing from other investors. Our senior secured credit facility, which we syndicated in February, totaled $550 million. In May 1999, we completed our bond offering with the issuance of 12 3/4% senior subordinated discount notes for gross proceeds of $200.2 million.

 . In September 1999, we launched wireless personal communications services, called PCS, under the SunCom brand in Jackson, Mississippi, and by December 1999, we launched in over 20 markets throughout Kentucky, Tennessee, Mississippi, Alabama, Indiana and Georgia. We quickly established ourselves as the second largest AT&T Wireless affiliate in the United States with licenses to provide PCS to approximately 14 million people.

 . In December 1999, we offered shares in an initial public offering listed on NASDAQ under the symbol "TTEL," raising $244.3 million for 14.6 million shares of common stock issued.

 .  We ended the year with 628 employees, representing a net increase of 563 employees for the year.
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 .  We launched service in eight of our ten largest markets.

 . Amazingly, during 1999 we completed 572 cell sites and initiated construction on another 120 cell sites.

 . In February, we entered into an agreement for an all-stock, tax-free transaction to merge with our SunCom affiliate and western neighbor, TeleCorp PCS, the largest AT&T Wireless affiliate.

Our trajectory -- from funding, to buildout, to service launch, to initial public offering, to proposed merger -- may have set a one year industry speed record. We see our progress so far as simply the launch ramp for continued profitable growth for our shareholders.

Our proposed merger with TeleCorp PCS will allow a great partnership to achieve its highest potential. We will now work as one team to deliver greater value to our customers under a more efficient and more powerful operating structure in some of the most demographically attractive, fastest growing markets in the U.S. Our combined footprint will stretch from the Great Lakes to the Gulf of Mexico, covering 35 million people in 14 states, the Commonwealth of Puerto Rico and sixteen of the top 100 U.S. markets.

Our new company will represent a coalescence of management expertise, rapidly growing markets and modern, efficient networks that will offer our customers state-of-the-art technology as well as economies of scale and valuable contiguous properties. We believe these synergies will improve shareholder value.

We are very excited about our prospects in this dynamic and exciting industry. We anticipate continued strong growth in service and roaming revenues, in subscriber growth and in service quality. We plan to leverage our strong capital base to fund our growth.

We recognize that, for our customers, all service is local. Our record progress to date is a testament to the experience, drive and dedication of the many employees who work diligently to deliver and to continually improve that local SunCom service for our customers. We are pleased you have joined our team as a shareholder and we look forward to working for you this next year.



William M. Mounger, II
Chairman & CEO